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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

                                  July 15, 1999

Board of Directors
Alpha Microsystems
2722 South Fairview Street
Santa Ana, California 92704

         Re: Registration Statement on Form S-8 of Alpha Microsystems
             With Respect to 1998 Stock Option and Award Plan

Gentlemen:

         We have acted as counsel in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of Common Stock, no par value (the "Shares"), of Alpha Microsystems, a California corporation (the "Company") which are issuable upon the exercise of nonstatutory stock options and incentive stock options granted under the Company's 1998 Stock Option and Award Plan, as amended (the "Stock Option Plan").

         We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of such corporate records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         On the basis of the foregoing, and in reliance thereon and based on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, we are of the opinion that, subject to compliance with applicable state securities and "Blue Sky" laws, the Shares will be, when issued in accordance with the terms and conditions of the respective Plan, validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 covering the Shares.


                                  Very truly yours,

                                  /s/ ALLEN, MATKINS, LECK, GAMBLE & MALLORY LLP